Preliminary Non-Binding Proposal

March 28, 2014

The Board of Directors

BioFuel Energy Corp.

1600 Broadway, Suite 2200

Denver, Colorado 80202

Dear Sirs and Madams:

Greenlight and Brickman (each as defined below) are pleased to submit this preliminary non-binding proposal for a possible transaction (the “Transaction”) with BioFuel Energy Corp. (the “Company). We believe that this proposal provides an opportunity for the Company and its stockholders to acquire an interest in a business with long term equity potential and an attractive portfolio of assets. The terms of the proposed Transaction are described below.

1. The Parties. The parties to the Transaction would be the Company and:

(a)	Greenlight: One or more funds and managed accounts managed by Greenlight Capital, Inc. and its affiliates (collectively, such funds and managed accounts are referred to herein as “Greenlight”).

(b)	JBGL: JBGL Capital, LP, a Delaware limited partnership, JBGL Builder Finance, LLC, a Delaware limited liability company, and their direct and indirect subsidiaries (collectively, “JBGL”). JBGL is currently owned and controlled by Greenlight and Brickman. JBGL is a series of real estate entities involved in the purchase and development of land for residential purposes, construction lending and home building operations.

(c)	Brickman Parties: Jim Brickman (“Brickman”), together with certain trusts and family members of Brickman (the “Brickman Parties”).

2. The Transaction. One or more newly-formed, wholly-owned subsidiaries of the Company will acquire all of the equity interests of JBGL (the “Acquisition”).

3. Purchase Price. $275 million, payable in cash and shares of common stock (the “Common Stock”) of the Company at closing (the “Purchase Price”). The Purchase Price, and working capital for the Company and its subsidiaries following closing, would be funded through a combination of (a) a new debt financing described below, (b) a rights offering to purchase Common Stock described below, (c) the issuance of Common Stock to Greenlight and the Brickman Parties described below, and (d) the Company’s cash on hand.

4. The Debt Financing. Immediately prior to the Acquisition, the Company and/or one of its subsidiaries will borrow (the “Debt Financing”) from a new term loan made available by Greenlight and the Brickman Parties. The Debt Financing will have the following terms:

(a)	Principal Amount: Approximately $150 million.

(b)	Interest Rate: 10% fixed per annum, payable in cash on a quarterly basis; provided that the Company shall have the right to defer the payment of up to one year’s cash interest on the loan until maturity, at which time all accrued and unpaid interest will be due and payable.

(c)	Maturity: The fifth anniversary of the closing date.

(d)	Prepayment: The Debt Financing may be prepaid at any time (i) with a 1% prepayment fee if prepaid in the first two years, and (ii) with no prepayment fee if prepaid thereafter.

(e)	Security: Subject to certain exceptions, the Debt Financing will, to the extent possible, be secured by all assets of the Company, and all assets and equity interests in JBGL on a first priority basis.

5. The Rights Offering. Prior to and contingent upon the closing of the Acquisition, the Company will conduct a rights offering for shares of its Common Stock (the “Rights Offering”) to raise at least $70 million. Each right will permit the holder thereof to purchase shares of Common Stock for a price per share equal to 80% of the average closing price per share of the Common Stock for the 10 trading days immediately following the date of filing of the Registration Statement relating to the Rights Offering (the “Filing Date”); provided, that in no event will the price per share of Common Stock be greater than $5.00 per share, or less than $1.50 per share. Subject to certain limitations, the Rights Offering will be backstopped by certain investors determined by Greenlight.

6. The Equity Issuance. Immediately following the consummation of the Rights Offering, as part of the Acquisition, the Company will issue shares of Common Stock to Greenlight and the Brickman Parties, as partial consideration for the sale of Greenlight’s and the Brickman Parties’ interests in JBGL to the Company (the “Equity Issuance”). Pursuant to the Equity Issuance, the Company will issue a number of shares of Common Stock such that immediately after the Rights Offering and the Equity Issuance (a) Greenlight will own 49.9% of the outstanding Common Stock, and (b) the Brickman Parties will own 8.4% of the outstanding Common Stock. The shares of Common Stock issued in the Equity Issuance will be valued at a price per share equal to the weighted average price per share of the Common Stock immediately following the Rights Offering and the balance of the Purchase Price shall be paid in cash.

7. Management of the Company. After the Acquisition, the Board of Directors of the Company will consist of (a) David Einhorn, (b) Brickman, and (c) other members (including independent members) to be agreed. After the Acquisition, Brickman will be the CEO of the Company.

8. Process. It is our expectation that the Board of Directors of the Company will appoint a special committee of independent directors to consider this proposal and to make a recommendation to the Board of Directors with respect to the Transaction. We will not move forward with the Transaction unless it is approved by such a committee. In addition, the Transaction will be subject to a non-waivable condition requiring the approval of a majority of the shares of the Common Stock not owned by Greenlight and its affiliates.

9. Conditions. In the event that Greenlight, the Brickman Parties and JBGL shall decide to go forward with a potential Transaction, such a Transaction shall be subject to the following conditions:

(a)	completion of due diligence on the Company with results satisfactory to Greenlight and Brickman in their sole and absolute discretion;

(b)	Greenlight and Brickman shall have approved the Transaction;

(c)	a special committee of independent directors of the Company shall have (i) approved the Transaction, including, without limitation, the Debt Financing, the Rights Offering, the Equity Issuance and the Acquisition, and (ii) taken all necessary action so that neither the execution and delivery of the Definitive Agreements nor the consummation of the Transaction, including, without limitation, the conversion of Greenlight’s limited liability company interests in Biofuel Energy, LLC and shares of Class B common stock into shares of the Company’s common stock, will cause the rights granted under the Company’s Rights Plan to become exercisable or cause any other triggering event under the Company’s Rights Plan;

(d)	the Company’s stockholders (including approval of a majority of the shares of the Common Stock not owned by Greenlight and its affiliates) shall have approved the Transaction and the various elements thereof as required under Delaware law and applicable NASDAQ rules;

(e)	all options outstanding under the Company’s option plan shall have been cancelled;

(f)	execution of an employment agreement by the Company and Brickman on terms satisfactory to Greenlight and Brickman;

(g)	execution and delivery of mutually acceptable Definitive Agreements (as defined below) for the Transaction, containing, among other things, the provisions set forth in this proposal, customary registration rights with respect to the shares of Common Stock issued to the backstop parties in the Rights Offering and pursuant to the Equity Issuance and representations, warranties, covenants and conditions which are customary and appropriate for transactions of this nature;

(h)	receipt of all required governmental approvals and third party consents (including consent from JBGL’s current lenders) required to consummate the Transactions; and

(i)	all other documents, instruments and agreements required to consummate a Transaction shall be satisfactory in all respects to Greenlight and Brickman and their counsel.

10. Non-Binding Proposal. This proposal is for discussion purposes only and is not an offer, a binding commitment or agreement of any kind on the part of Greenlight, the Brickman Parties, JBGL or any of their affiliates and should not be relied upon as such. A binding agreement with respect to a Transaction will result only from the execution and delivery of definitive documentation (“Definitive Agreements”) by the Company, Greenlight, the Brickman Parties and JBGL. None of Greenlight, the Brickman Parties, JBGL nor any of their affiliates shall have any obligation to consummate any Transaction or any other transaction. This proposal does not contain all matters upon which agreement must be reached in order for Definitive Agreements to be entered into and a Transaction to be consummated.

11. Confidentiality. Greenlight will, as required by law, promptly make an amendment to its existing Schedule 13D filing to disclose this letter. However, we are sure you will agree with us that it is in all of our interests to ensure that we proceed in a confidential manner, unless otherwise required by law, until we have executed Definitive Agreements or terminated our discussions.

In closing, we would like to express our commitment to working together to bring a Transaction to a successful and timely conclusion. Should you have any questions regarding this proposal, please do not hesitate to contact us. We look forward to hearing from you and working with you to complete the Transaction as expeditiously as possible.

Sincerely,

GREENLIGHT CAPITAL, INC.

By:
David Einhorn
President

JAMES R. BRICKMAN, on behalf of himself and the other Brickman Parties

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